Pricing Supplement No. 3 dated November 9, 1998             Rule 424(b)(3)
amending and supplementing Pricing                          File No. 33-35219
Supplement No. 3 originally filed on
November 5, 1998

(To Prospectus dated August 20, 1996 and
   Prospectus Supplement dated August 20, 1996)

Maytag Corporation
Medium-Term Notes, Series B, Floating Rate Notes

-Trade Date: November 3, 1998           -Original Issue Date: November 10, 1998
-Principal Amount: $70,000,000*         -Net Proceeds to Issuer: $69,860,000
-Paying Agent: The First National       -Authorized Denominations: $1,000
   Bank of Chicago
-Issue Price: See below                 -Overdue Rate: N/A
-Selling Agent's Discount: $140,000     -CUSIP: 57859HBL7
-Interest Payment Dates: Each February 10, May 10, August 10,
   November 10 - commencing February 10, 1999
-Stated Maturity: May 10, 2000
____________________
*  $50,000,000 of which was reflected
in the original Pricing Supplement No. 3 filed on November 5, 1998.

-Form:      X  Book-Entry          -Depositary: The Depository Trust Company
          ____ Certificated        -Sinking Fund:   ____
                                   -Amortizing Note: ____
-Interest:
 -Rate Basis:____Commercial Paper Rate  ____CD Rate    ____CMT Rate
             ____Federal Funds Rate     ____11th District Cost of Funds Rate
             ____Kenny Rate               X   LIBOR (Telerate Page 3750)
                                                  ____Prime Rate
             ____Treasury Rate          ____Other (see attached)

     -Initial Interest Rate: Determined -Interest Determination Dates:
        as described herein                  Second London Business Day prior
                                             to each Interest Reset Date
     -Reset Period: Quarterly      -Index Maturity: Three Months
     -Interest Reset Dates: Each February 10,
       May 10, August 10, November 10 -      -Minimum Interest Rate: N/A
       commencing November 10, 1998          -Maximum Interest Rate: N/A
                                             -Calculation Agent: The First
                                                   National Bank of Chicago
     -Spread: plus 0.30%
     -Spread Multiplier: N/A

Optional Redemption: X   The Notes cannot be redeemed prior to maturity
                    ___  The Notes may be redeemed prior to maturity
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:
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Option to Elect Repayment:
             X      The Notes cannot be repaid prior to maturity
          ____ The Notes can be repaid prior to maturity at the option of the holder
     Optional Repayment Price(s):
     Optional Repayment Date(s):




-Original Issue Discount Note:     ____ Yes
                                     X       No
     Total Amount of OID:
     Original Yield to Maturity:
     Initial Accrual Period OID:
     Issue Price:

Name of Agent:  Merrill  Lynch, Pierce, Fenner & Smith Incorporated
Capacity: _____Agent    X    Principal
If as principal:              The Notes are being
                              offered at varying
                              prices related to
                              prevailing market
                              prices at the time
                              of resale.
                        X     The Notes are being
                              offered at a fixed
                              initial public
                              offering price of
                              100% of Principal
                              Amount.

Other Provisions:                       Annex Attached:  ____
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